As filed with the Securities and Exchange Commission on December 16, 2002.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SEMINIS, INC.

(Exact name of issuer as specified in its charter)

Delaware	36-0769130
(State of Incorporation)	(I.R.S. Employer Identification No.)

2700 Camino del Sol

Oxnard, California 93030-7967
(805) 647-1572
(Address and telephone number of principal executive offices)

FIRST AMENDMENT TO THE

SEMINIS, INC. 1998 STOCK OPTION PLAN, AS AMENDED AND RESTATED
AND
SEMINIS, INC. RESTRICTED STOCK PLAN OF 2001
(Full Title of the Plans)

Juliet L. Ream, Esq.

General Counsel
Seminis, Inc.
2700 Camino del Sol
Oxnard, California 93030-7967
(805) 647-1572
(Name, address and telephone number of agent for service)

Copies to:

Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, New York 10005
(212) 530-5000
Attention: Howard S. Kelberg, Esq.

CALCULATION OF REGISTRATION FEE

Title of Securities to	Amount to be	Proposed Maximum Offering	Proposed Maximum	Amount of
be Registered	Registered	Price Per Share (3)	Aggregate Offering Price	Registration Fee

Class A Common Stock (par value $.01 per share)	1,000,000 shares(1)	$2.51	$2,151,000.00	$197.89

Class A Common Stock (par value $.01 per share)	4,253,856 shares(2)	$2.51	$10,677,178.56	$982.30

(1)	This Registration Statement covers the shares of Class A Common Stock issuable upon exercise of all stock options granted pursuant to the First Amendment to the Seminis, Inc. 1998 Stock Option Plan, as Amended and Restated plus any additional shares of Class A Common Stock which will become issuable under such plan by reason of any stock dividend, stock split, recapitalization or other similar transaction. The First Amendment to the Seminis, Inc. 1998 Stock Option Plan, as Amended and Restated, authorizes an additional 1,000,000 shares for a total of 4,677,150 shares of Class A Common Stock, 3,677,150 of which have already been registered under a Form S-8 filed on August 14, 2002.

(2)	This Registration Statement covers the shares of Class A Common Stock under the Seminis, Inc. Restricted Stock Plan of 2001 plus any additional shares of Class A Common Stock which will become issuable under such plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3)	Estimated pursuant to Rule 457(h) and Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of computing the registration fee, based on the average high and low prices of the Class A Common Stock as reported on the NASDAQ National Market on December 13, 2002, within five business days prior to the date of this Registration Statement.

PART I

ITEM 1. PLAN INFORMATION

     This Registration Statement relates to the registration of 5,253,856 shares of Class A Common Stock of SEMINIS, INC. (the “Registrant”), which includes 1,000,000 shares that may be awarded under the First Amendment to the Seminis, Inc. 1998 Stock Option Plan, as Amended and Restated, and 4,253,856 shares awarded under the Seminis, Inc. Restricted Stock Plan of 2001 (collectively, the “Plans”). Documents containing the information required by Part I of the Registration Statement will be sent or given to participants in the Plans as specified by Rule 428(b). Such documents are not filed with the Securities and Exchange Commission (the “Commission” or the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 in reliance on Rule 428.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     The Registrant will, upon written or oral request, provide without charge to any person to whom the Prospectuses relating to this Registration Statement is delivered, a copy of any and all of the information which has been incorporated by reference in such Prospectuses and this Registration Statement (pursuant to Item 3 of Part II below). Such requests should be directed to the Vice President, Investor Relations, Seminis, Inc., 2700 Camino del Sol, Oxnard, California 93030-7967 (telephone: (805) 647-1572).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are incorporated by reference herein and shall be deemed to be a part hereof:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2001.

2.	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2001, March 29, 2002 and June 28, 2002.

3.	The description of the Registrant’s Capital Stock contained in the registration statement filed with the Commission pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

4.	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act.

     All documents, filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Registrant’s Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

     The Class A Common Stock being registered hereunder has been registered pursuant to Section 12 of the Exchange Act and a description of the Class A Common Stock is contained in the Exchange Act registration statement which has been filed with the Commission.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Ninth of this Registrant’s Certificate of Incorporation permits the indemnification of officers and directors under certain circumstances to the full extent that such indemnification may be permitted by law.

     Such rights of indemnification are in addition to, and not in limitation of, any rights to indemnification to which any officer or director of the Registrant is entitled under the General Corporation Law of the State of Delaware which provides for indemnification by a corporation of its officers and directors under certain circumstances as stated in the General Corporation Law and subject to specified limitations set forth in the General Corporation Law.

     The Registrant also maintains directors’ and officers’ liability insurance coverage which insures directors and officers of the Registrant against certain losses arising from claims made, and for which the Registrant has not provided reimbursement, by reason of their being directors and officers of the Registrant or its subsidiaries.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

     See Exhibit Index on page 7.

ITEM 9. UNDERTAKINGS.

(1)	The Registrant hereby undertakes:

                  (a)  to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13(a) or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (b)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2)  The Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the issuer’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering hereof.

     (3)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the above-mentioned provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oxnard and the State of California, on December 10, 2002

SEMINIS, INC.

By:	/s/ Eugenio Najera Solorzano

Eugenio Najera Solorzano
President and Chief Operating Officer

POWER OF ATTORNEY

     Each person whose signature appears below hereby severally constitutes and appoints Alfonso Romo, Eugenio Najera Solorzano and Gaspar Alvarez and each of them acting singly, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, to sign for him or her and in his or her name, place and stead in any and all capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all pre-effective and post-effective amendments and supplements to the said Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirement of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed below by the following persons in the capacities and on the date indicated below.

SIGNATURE	TITLE	DATE

/s/ Alfonso Romo Garza	Chairman of the Board and Chief
	Executive Officer	December 10, 2002
Alfonso Romo Garza

/s/ Eugenio Najera Solorzano	President, Chief Operating Officer
	and Director	December 10, 2002
Eugenio Najera Solorzano

/s/ Jose Manual Garcia
	Director	December 10, 2002
Jose Manual Garcia

/s/ Bernardo Jimenez Barrera
	Director	December 10, 2002
Bernardo Jimenez Barrera

/s/ Adrian Rodriguez
	Director	December 10, 2002
Adrian Rodriguez

/s/ Peter Davis
	Director	December 10, 2002
Peter Davis

/s/ Frank J. Pipp
	Director	December 10, 2002
Frank J. Pipp

Director
Dr. Eli Shlifer

/s/ Roger Beachy
	Director	December 10, 2002
Roger Beachy

/s/ Christopher J. Steffen
	Director	December 10, 2002
Christopher J. Steffen

/s/ Mateo Mazal Beja
	Director	December 10, 2002
Mateo Mazal Beja

/s/ Eugenio Garza Herrera
	Director	December 10, 2002
Eugenio Garza Herrera

/s/ William F. Kirk
	Director	December 10, 2002
William F. Kirk

/s/ Gaspar Alvarez Martinez
	Chief Financial and Accounting Officer	December 10, 2002
Gaspar Alvarez Martinez

EXHIBIT INDEX

Exhibit No.	Description

5	Opinion of Milbank, Tweed, Hadley & McCloy LLP as to the legality of the Registrant’s Class A Common Stock.
23(a)	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in the Opinion filed as Exhibit 5 hereto).
23(b)	Consent of PriceWaterhouseCoopers LLP, independent accountants.
24	Power of Attorney (set forth on the signature page hereof).
99(a)	First Amendment to the Seminis, Inc. 1998 Stock Option Plan, as Amended and Restated.
99(b)	Seminis, Inc. Restricted Stock Plan of 2001.